Exhibit 10.1

SECURED PROMISSORY NOTE

$500,000.00	Round Rock, Texas
October 14, 2019

AYRO, Inc., a Delaware corporation (the “Maker”), for value received, hereby promises to pay to Mark E. Adams, an individual (“Payee”) at 6001 Cervinus Run, Austin, Texas 78735, the aggregate principal sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the “Initial Principal Amount”), or so much as is actually advanced by Payee to Maker, and to pay interest thereon as to any such sums as are advanced from Payee to Maker from the date advanced as provided in this Secured Promissory Note (this “Note”).

1. Initial Term. All outstanding principal and all accrued and unpaid interest hereunder shall be due and payable on or before the earlier of (a) the date that is one hundred and fifty (150) days following the date of issuance of this Note, or (b) the date that is three (3) business days following the closing of a reverse merger transaction involving Maker (the “Maturity Date”), unless such maturity date is accelerated in accordance with the terms of this Note.

2. Funding. Maker agrees to fund the loan evidenced by this Note on the following schedule: One Hundred Thousand Dollars ($100,000.00) on or before October 15, 2019 (the “Initial Installment”); and Four Hundred Thousand Dollars ($400,000.00) on or before October 24, 2019 (the “Subsequent Installment”). Maker agrees that from and after Maker’s execution of this Note and acceptance of the Initial Installment from Payee, and as a condition of Payee’s agreement to advance the loan contemplated herein to Maker, Payee will have a binding and enforceable right to timely advance to Maker the Subsequent Installment, and upon timely funding such Subsequent Installment to receive the shares of Maker’s Common Stock contemplated in Section 4.

3. Interest. Interest will accrue on outstanding principal at Fourteen Percent (14%) per annum, simple interest from the date of funding until repaid.

4. Equity. In connection with the Maker’s issuance of this Note and Payee’s funding of the loan evidenced hereby, Maker shall, upon Payee’s funding in full of the Initial Principal Amount, grant to Payee a number of shares of Maker’s Common Stock (“Common Shares”) equal to the number of issuable shares as calculated below (the “Issuable Shares”). Maker’s Common Stock has par value $0.001 per share and is subject to the rights and restrictions identified in the Company’s Certificate of Incorporation. The number of Issuable Shares will be equal to the product obtained by multiplying (a) the Initial Principal Amount by (b) 1.056 Common Shares per dollar of the Initial Principal Amount (i.e., 528,000 Common Shares). The number of Common Shares issued hereunder may be adjusted for stock splits, reverse splits and other equity adjustments that similarly affect the rest of the class.

5. Payments. Payments of accrued interest only will be made within ten (10) business days after the end each respective calendar quarter. Thereafter, all outstanding principal and accrued and unpaid interest thereunder shall be due and payable in full on or prior to the Maturity Date. All payments hereunder shall be applied: (A) first, to accrued and unpaid interest, if any; (B) second, to the payment of the outstanding principal amount of this Note; and (C) third, to payment of any of Payee’s expenses arising out of this Note. All payments of principal, interest, and other amounts due hereunder shall be made by Maker in lawful money of the United States of America in immediately available funds at the principal place of business of Payee or at such other place designated by Payee from time to time in writing to Maker. Notwithstanding anything contained herein to the contrary, payments shall be made when due under this Note. In the event Maker fails to make any payment due hereunder on or before the applicable due date, Maker will issue to Payee shares of Maker’s Common Stock in the amount of ten thousand (10,000) shares per day for each day by which such payment is late. This share issuance requirement will continue until such late payment is made in full by Maker.

6. Prepayment. This Note may be prepaid, in whole or in part, by Maker at any time or from time to time, without penalty or premium and without advance notice to Payee, provided, however, that (i) Maker shall pay all then-accrued interest in connection with any such prepayment, and (ii) Maker acknowledges that the Payee will have fully earned the Issuable Shares upon Payee’s timely funding of the Initial Principal Amount, such that prepayment of this Note shall have no effect on Payee’s ownership of the Issuable Shares.

7. Collateral. The Note is to be secured by a first lien security interest in all assets of the Maker (the “Collateral”), which lien is granted by Maker in favor of Payee pursuant to a Security Agreement of even date herewith. Maker represents and warrants to Payee that (i) the Collateral is unencumbered as of the date hereof, and (ii) the lien on the Collateral securing the Note will upon grant and thereafter be senior in priority to those securing any other indebtedness of Maker.

8. Events of Default.

a.	Any of the events specified in this Section 8 shall constitute a default by Maker hereunder (each, an “Event of Default”):

i.	Failure to Pay. Default in the payment of the principal or unpaid accrued interest of this Note within ten (10) business days of the due date thereof (whether at the Maturity Date, upon acceleration, or otherwise);
ii.	Breach of Covenants. Any material breach by Maker of any representation, warranty, condition, agreement, or covenant in this Note, or the Security Agreement, including but not limited to Maker’s failure to timely issue an original executed stock certificate representing the Issuable Shares, which breach is not cured within ten (10) business days following the date on which Payee has provided written notice to Maker of the occurrence thereof;

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iii.	Change of Control. Any transaction or series of transactions, the consummation of which results in a change of Control of Maker (as defined below) of all or substantially all of its business, including, but not limited to: (A) the transfer of all or substantially all of Maker’s assets other than to one or more affiliates of Maker with the prior consent of Payee, or (B) a transfer of Maker’s equity or a reorganization or a merger or consolidation of Maker, in each such case in this subsection (B) with an unaffiliated third party (each, an “Unauthorized Transferee”), in a single transaction or a series of transactions which results in an Unauthorized Transferee owning 50% or more of the voting and equity rights of Maker (or the merged or consolidated entity) immediately following such transfer, reorganization, merger or consolidation or series of transactions, except, in each case, with the prior written consent of Payee, which may not be unreasonably withheld, delayed, or denied. As used herein, “Control of Maker” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Maker, whether through the ownership of equity, by contract or otherwise. For purposes of this Section 8, change of control of Maker does not include the contemplated reverse merger transaction currently under evaluation; or
iv.	Bankruptcy; Etc. Maker (A) makes an assignment for the benefit of creditors, (B) consents to or seeks the appointment of a custodian, receiver, trustee or other similar official for itself or for all or a substantial part of its assets, , (C) suffers the appointment of an official as described in (B), and such person is not removed within sixty (60) days after the appointment, or (D) proceedings are commenced against Maker under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for sixty (60) days after commencement;
v.	Judgments. One or more judgments or decrees shall be entered against Maker and all of such judgments or decree shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) calendar days from the entry thereof.

b.	Upon and during the continuance of an Event of Default (but only subsequent to the expiration of any applicable cure period), Payee may, at its option, exercise any one or more of the following remedies, by notice in writing to Maker:

i.	Declare the total unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable; or
ii.	Exercise any other right or remedy available to Payee under the Security Agreement, or at law or in equity.

c.	Payee’s remedies under this Note shall be cumulative and concurrent and may be pursued singly, successively, or together against Maker, and Payee may resort to every other right or remedy available at law or in equity, including without limitation judicial or nonjudicial foreclosure against the Collateral, exercise of any judicial or power of sale rights, or acts in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of receiver or additional or supplementary remedies, all without first exhausting the rights and remedies contained herein, all in Payee’s sole discretion. Failure of Payee, for a period of time or on more than one occasion, to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same at any time during the continued existence of the Event of Default or in the event of any subsequent Event of Default. Payee shall not by any omission or act be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Payee, and then only to the extent specifically set forth therein. A waiver in connection with one event shall not be construed as continuing or as a bar to or waiver of any right or remedy in connection with a subsequent event.

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d.	Maker hereby waives presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest.

9. Assignment. The rights and obligations of Maker, and Payee in this Note shall be binding upon and benefit the successors and permitted assigns and transferees of such parties. This Note is not assignable by any party unless the other party consents to such assignment, the consent for which assignment or transfer may be withheld, delayed or denied by the relevant party in its sole and absolute discretion.

10. Loss, Destruction, Mutilation. Upon receipt by Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Note, Maker will execute and deliver a new Note, which shall constitute an additional contractual obligation on the part of Maker. The issuance and delivery of such new Note shall render this Note null and void.

11. Amendment. Any provision of this Note may be amended or modified only upon the written consent of Maker and Payee.

12. Waiver. Any provision of this Note may be waived only upon the written consent of the waiving party.

13. Severability. The parties hereto intend and believe that each provision in this Note comports with all applicable law. However, if any provision of this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this Note to be unlawful, void or unenforceable as written, then it is the intent of Maker that such provisions shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained therein, and that the rights, obligations and interests of Maker and Payee under the remainder of this Note shall continue in full force and effect.

14. Notices. Except as specifically provided otherwise herein, any and all notices or other communications required or permitted by this Note or by law to be delivered to, served on, or given to any party hereto by any other party to this Note shall be in writing and shall be deemed properly delivered, given, or served when personally delivered to the party to whom it is directed, or in lieu of personal service, when deposited in the United States mail, first-class postage prepaid, certified mail, return receipt requested, at the hereafter indicated addresses for notice. Any party may change his, her, or its address for the purposes of this Section 14 by giving written notice of the change to all other parties in the manner provided in this Paragraph. The parties’ addresses for notice hereunder shall be as set forth on the first page of this Note for Payee, or on the execution page hereof for Maker, or as subsequently provided by a party by notice delivered in accordance with this Section 14.

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15. Governing Law. The validity, construction and interpretation of this Note shall be governed by the laws of the State of Texas. The parties hereto irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Note shall be litigated only in courts having situs in Round Rock, Williamson County, Texas. Each party hereby consents and submits to personal jurisdiction in Round Rock, Williamson County, Texas and waives any right such party may have to transfer the venue of any such action or proceeding.

16. Waiver of Jury Trial. MAKER WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS NOTE, THE SECURITY AGREEMENT, OR ANY OTHER INSTRUMENT, DOCUMENT, AMENDMENT, OR AGREEMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THIS NOTE; OR (II) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. MAKER AND PAYEE IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF ROUND ROCK, STATE OF TEXAS. MAKER AND PAYEE HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. EACH OF MAKER AND PAYEE HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

17. Attorneys’ Fees. In the event any suit or action is brought by Payee or Maker under this Note to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to recover its reasonable attorneys’ fees from the non-prevailing party.

18. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

19. Counterparts; Integration; Effectiveness. This Note, the Security Agreement, and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Security Agreement constitute the entire contract between the parties hereto with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note or the Security Agreement, as applicable.

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IN WITNESS WHEREOF, Maker has caused this Note to be issued as of the date set forth above.

MAKER:

AYRO, Inc.
a Delaware corporation

By:	/s/ Rod Keller
Name:	Rod Keller
Title:	CEO

Address:
900 E. Old Settlers Blvd.
Suite 100
Round Rock, TX 78664

Agreed to:
PAYEE:

/s/ Mark Adams
Mark E. Adams

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